UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:	October 13, 2004

United Community Financial Corp.

(Exact name of registrant as specified in its charter)

Ohio	0-24399	34-1856319

(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

275 Federal Plaza West Youngstown, Ohio	44503-1203

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(330) 742-0500

Not Applicable

(Former name or former address, if changes since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06   Material Impairments

On October 6, 2004, the Company determined that a material charge for impairment to specific loans is required pursuant to generally accepted accounting principles applicable to the Company. Based on an ongoing review of two commercial credits and a group of specific consumer loans, which were the subject of an impairment charge in August 2004 and previously reported on Form 8-K filed on September 8, 2004, management concluded that additional impairment charges were required.

The Company has a group of 87 loans, consisting of a $5 million commercial line of credit to a boat dealer, with a current principal balance of approximately $4.8 million, a $500,000 standby letter of credit issued on behalf of that dealer (and fully drawn upon), and 85 consumer loans made to purchasers of boats from that dealer with an unpaid principal balance of $33.4 million at September 30, 2004.

Out of that group of 87 loans, the Company previously identified the two commercial loans and 21 of the 85 consumer loans as impaired. The aggregate principal balance of the impaired loans was $14.1 million as of August 31, 2004, and the Company determined that an impairment charge of $1,035,190 was required with respect to the loans. The Company recorded a specific provision for loan losses in that amount for the month ended August 31, 2004.

As a result of new information obtained by the Company, the Company has determined that an additional impairment charge of $2,964,373 was required to be recorded at September 30, 2004, bringing the total impairment charges on this group of 87 loans to $3,999,563 for the quarter ended September 30, 2004. At September 30, 2004, the outstanding principal balance of the impaired loans was $13.7 million, which includes $5.3 million of commercial loans and $8.4 million of consumer loans.

The Company has been named as a defendant in a lawsuit filed by one of its consumer borrowers and two other individuals with respect to loans made by the Company and another bank to purchase boats from the dealer. The plaintiffs are seeking certification of the suit as a class action involving a putative class of 350 consumers who purchased boats from the same dealer. The complaint seeks unspecified damages on a variety of claims. At this time the Company does not have sufficient information to evaluate the merits of the lawsuit or the likelihood that a class will be certified.

The Company regularly reviews its allowance for loan losses at the end of each month to determine the adequacy of the allowance. The charge described above will be in addition to any other provision that may be required pursuant to this regular monthly review. Moreover, no assurance can be given that additional impairment charges may not be required on the impaired loans.

At this time, the Company does not anticipate that the impairment charges on these loans will result in any future material cash expenditures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED COMMUNITY FINANCIAL CORP.

(Registrant)
Date: October 13, 2004	By:	/s/ Patrick A. Kelly

Patrick A. Kelly Chief Financial Officer